[K & F INDUSTRIES LOGO]
600 Third Avenue                                                    NEWS
New York, NY 10016
                                                           FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                          K & F Industries, Inc.
                                                             Kenneth M. Schwartz
                                                                    212/297-0900


               K & F INDUSTRIES, INC. ANNOUNCES PRICING OF SENIOR
                               SUBORDINATED NOTES


NEW YORK- November 11, 2004 - K & F Industries, Inc. (the "Company") announced today the pricing on November 5, 2004 of its previously announced offering of senior subordinated notes. The Company will privately offer $315 million in aggregate principal amount of 7 3/4 percent Senior Subordinated Notes due 2014 (the "Notes"). The Notes will be offered by K & F Acquisition, Inc., an affiliate of Aurora Capital Group, as part of the financing that will be used to consummate Aurora Capital Group's acquisition of the Company. Immediately after the closing of the offering of the Notes, K&F Acquisition, Inc. will be merged with and into the Company, which will be the surviving entity and will become the obligor under the Notes. The closing of the Notes offering is expected to occur on November 18, 2004, and is subject to the satisfaction of customary closing conditions.

The Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), outside the United States pursuant to Regulation S under the Securities Act and to a limited number of accredited investors in reliance on Regulation D under the Securities Act. The Notes will not be registered under the Securities Act. Unless so registered, the Notes may not be transferred or resold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the Securities and Exchange Commission (the "SEC") or press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "should" or the like,


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the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. In particular, there can be no assurance that the Notes offering will be completed. This press release should be read in conjunction with our periodic reports filed with the SEC. We undertake no obligation to revise these statements following the date of this press release.